Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s second quarter 2008 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

We have several topics to discuss during the call today, not the least of which is $4.4 million in net new contracts signed in the second quarter. There has only been one other quarter in which sales surpassed this level and that was the fourth quarter of 2007. As a result of strong sales this quarter, Total Contract Value increased to a record $58.1 million, a 5% sequential quarterly growth over first quarter 2008. Year-to-date, Total Contract Value has increased 10.4% from $52.6 million. Before I add color to the sales success and dive into additional topics, let me turn the call back to Pat to review the quarterly and year-to-date financials. Pat.

Pat:

Thanks, Mike.

For the three-months ended June 30, 2008, the Company’s revenue was $11.9 million. In reviewing the mix of revenue, NRC Picker was flat and Payer Solutions was down 35% driven by the falling Medicare Advantage enrollment. But, the subscription-based revenue was up 21%. For the six-months ended June 30, 2008, the Company achieved revenue of $25.4 million, compared to $24.2 million during the same period in 2007, a 5% increase.

For the three-months ended June 30, 2008, net income for the Company was $1.6 million or $0.23 per share. Net income was 13% of revenue, slightly below our model of 15%.

The Healthcare Market Guide’s new subscription-based Ticker product ended the quarter with an increase of $1.2 million of new deferred revenue. The impact of this new subscription-based model from the traditional model resulted in this deferred revenue that would have historically been recognized in the second quarter. If NRC would have received these sales in the traditional Healthcare Market Guide model, the impact would have resulted in an additional $759,000 of net income, based on an effective tax rate of 38%, or an additional $0.11 per diluted shares for the quarter, which would have resulted in $0.34 diluted EPS.

For the six-months ended June 30, 2008, net income for the Company was $3.6 million or $0.52 per share, compared to $3.2 million or $0.46 per share for the same period in 2007, an 11% increase in net income and a 12% increase in earnings per share.

During the second quarter 2008, direct expenses as a percentage of revenue were 45%, compared to 44% in 2007. We continue to maintain our direct expenses within the model and should be able to improve the margin as we increase our higher-margin subscription-based products as a percentage of total revenue.

During the second quarter 2008, the selling, general and administrative costs were the same as 2007 at $3.3 million which was 28% of revenue, compared to 28% in the same quarter 2007. For the six-month period ended June 30, 2008, the SG&A were 27% of revenue, compared to 28% in the same period in 2007.

Depreciation and amortization were 6% of revenue during the second quarter in 2008 compared to 5% in the same quarter 2007. We expect this expense to move to the lower end of our model of 4.5 to 6.0% of revenue in 2008.

Cash flow from operations for the second quarter was $5 million, compared to $3.1 million for the second quarter 2007. Cash flow from operations for the six months ending June 30, 2008 was $7.2 million, compared to $7.5 million for the same period in 2007. During the first six months of 2008, the Company’s notes payable increased by about $250,000, but during the same time, the Company repurchased 266,142 shares of treasury stock for $6.6 million at an average cost of $24.95 per share. Cash and short-term investments as of June 30, 2008, were $1.3 million.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

Let me provide some color on the sales success we are experiencing. Net new contracts in the second quarter for our NRC Picker business equaled $2.0 million which is on track with its sales plan and becoming highly predictable. The remaining $2.4 million of net new contracts were from subscription-based products offered by HCMG and The Governance Institute.

Looking first at TGI, new membership sales have been very strong; in fact, for the first six months of 2008, they have surpassed all of the new membership sales in 2007. On top of bringing on new members, the added board support member benefits folded into the current members price at renewal, has added $1.0 million in incremental business year-to-date, and will come close to that same number for the balance of the year as we move through renewal dates for all members. TGI’s new Medical Leadership Institute was slow out of the gate, but now gaining real traction from which we will likely see increases in new sales for the remainder of the year, even beyond what we have seen in the first half of the year.

For Healthcare Market Guide, its new Ticker product is receiving strong market acceptance. HCMG sales, driven by new Ticker clients and the incremental price increase from upgrading current HCMG clients, were $1.0 million in the most recent quarter, a 20% increase from the first quarter 2008 and a 150% increase over second quarter 2007 sales of $370,000. We have worked through upgrading 22% of HCMG current clients with the balance having a renewal date in the third quarter of the year. Consequently, we expect a large number of upgrades will take place by September of this year.

Moving from the subscription-based products, our Payer Solutions business unit, which offers federally required Health Risk Assessments for Medicare Advantage enrollees, had a 35% decline in revenue for the second quarter. Medicare Advantage enrollment, to which its revenue is tied, fell sharply in the quarter. In addition, the recent Congressional override of President Bush’s veto regarding restructuring Medicare Advantage, will likely drive lower Medicare Advantage enrollment going forward. We expect Payer Solutions’ revenue for the remainder of the year to be about $700,000, compared to $1.2 million for the last half of 2007.

The last business unit I’d like to review with you is NRC Picker. As mentioned earlier, net new contracts matched plan and continue to be driven by demand for our improvement product that seamlessly connect with our measurement. HCAHPS, as we had anticipated, is a catalyst for this need to improve the patient experience. During the second quarter, we made several changes that have the sole intent to materially increase the growth rate of this business unit. The market clearly exists, and addressing that opportunity in a more focused way will help us capture opportunity. First of all, we divided our sales force into two groups; one focused only on bringing on new clients and the second focused exclusively on current clients. This material change is to address an analysis we conducted of our current client base that showed a $15 million upside opportunity if we increase our penetration of products and services used by clients. In order to achieve greater penetration, we now have a group of sales assocates aligned with this goal without the distraction of having to cover both clients and prospects. The new business development team now has the same luxury of focus against prospects.

We have also changed the role of Joe Carmichael. Joe is now heading up a much expanded effort to strategically connect each business unit’s clients to each other business unit’s products. We have a very limited number of clients that purchase from all three hospital-focused business units. A modest increase in this overlap will result in a significant pool of incremental revenue for the Company. Just to highlight the magnitude of this upside, consider the fact that 80% of all clients do business with only one NRC business unit. Hospitals that only do business with one business unit have an average contract value of $33,000. Hospitals doing work with two of our three units spend $133,000 and clients that work with all three spend $334,000 on average. Today, we have only 20 healthcare systems that work with TGI, HCMG and NRC Picker. If we capture just another 20, it would add $6 million in incremental revenue. I’ve taken on some of Joe’s previous responsibilities to provide him the time to move this effort forward in a meaningful way. As well, Jason Rau and Helen Hrdy, both long-standing NRC associates, have moved into leadership roles for the NRC Picker business unit.

In closing, let me touch on our new product development pipeline. The pipeline continues to be robust and two products are close to being completed; one for TGI and the other for HCMG.

The Governance Institute is completing market testing of a new offering that can be sold as a stand-alone product to non-TGI members, as well as bundled with new TGI memberships. In addition, and as was the case with the added board support deliverables, we may elect to embed this new product into current member relationships at renewal. We will announce this new product during our next earnings call.

Healthcare Market Guide is also wrapping up the final aspects of a new offering to be launched in October. During our next call, I’ll outline the projections for that new offering as well.

_____, I would now like to open the question and answer portion of the call.

Closing statement

First, let me thank you for your time today. As one can tell, we are moving forward on several fronts at an ever-increasing pace. As always, Pat and I look forward to keeping you abreast of our progress.

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